ADVISORY SERVICES AGREEMENT
THIS ADVISORY SERVICES AGREEMENT (the “Agreement”) is entered into on August 19, 2026 and effective as of July 1, 2026 (the “Effective Date”), by and between DLH HOLDINGS CORP., a New Jersey corporation (the “Company”), Z Parker Enterprises LLC (the “Advisor”) and Zachary C. Parker, an individual (“Parker”).
Background to Agreement:
A.The Company is engaged, among other things, in the business of providing digital transformation and cybersecurity services for various federal agencies including organizations within Health & Human Services, Department of Defense, and the Veterans Health Administration.

B.Parker served as the Chief Executive Officer and President of the Company and in connection with his retirement from the Company has entered into that certain Separation Agreement dated as of July 1, 2026 (the “Separation Agreement”) pursuant to which the Company agreed to enter into this Agreement with the Advisor and Parker.
C.Provided that Parker has not revoked the Separation Agreement, the Company desires to retain the services of Advisor and Parker to perform the Advisory Services (defined below) on behalf of the Company as an independent contractor, and Advisor desires to perform the Services as an independent contractor.
D.Advisor is willing and able to perform such Services in furtherance of the Company’s business under the terms and conditions of this Agreement.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties incorporate the above-stated recitals and agree as follows:
1.Engagement. Provided that Parker has not revoked his signature to the Separation Agreement during the Revocation Period (as defined in the Separation Agreement), the Company hereby engages the Advisor to provide the Advisory Services (as defined below) during the Term (as defined herein), and the Advisor accepts such engagement, on the terms and conditions provided herein (the “Engagement”). The Advisory Services provided shall be personally performed by Parker on behalf of Advisor.

2.Term. The initial term of this Agreement commenced on the Effective Date and will continue through September 30, 2026 (the “Term”), unless this Agreement is sooner terminated in accordance with the terms of this Agreement.
3.Duties and Performance. During the Term, Parker, on behalf of the Advisor, will provide the Company the advisory services set forth in this Section 3 (collectively, the “Advisory Services”).

(a)More specifically, Parker, on behalf of Advisor, agrees to use commercially reasonable efforts to provide transition advisory services to the Company as reasonably requested by the Chief Executive Officer or the Board of Directors, including:

(i)     supporting the orderly transition of executive leadership following Advisor's retirement as Chief Executive Officer and President;

(ii)     advising the Chief Executive Officer and the Board of Directors regarding the Company's operations, customer relationships, and ongoing business initiatives to facilitate continuity of operations;

(iii)     assisting in the transfer of institutional knowledge and providing historical context with respect to the Company's business, operations, contracts, and strategic relationships;

(iv)     promptly providing such information, reports, and other assistance as the Company may reasonably request in connection with the foregoing; and

(v)     performing such other services reasonably requested by the Chairman of the Board of Directors or Chief Executive Officer of the Company.

(b)Performance. Advisor shall use his best efforts and shall devote such time and effort to the performance of his duties hereunder as is reasonably necessary for such performance. Subject to the terms set forth below, the Advisor shall furnish the Company advice and recommendations with respect to such aspects of the business of the Company as the Company shall, from time to time, reasonably request upon reasonable notice. Advisor shall deliver services at Advisor's place of business, the Company's places of business (if requested), or at various other sites as required and mutually and reasonably agreeable to the Company and the Advisor; notwithstanding the foregoing, however, the Company and Advisor agree that the Advisor shall not undertake air travel without advance consent. Advisor will perform the Advisory Services in a timely, good and workmanlike manner, at all times acting in the best interests of the Company and in accordance with the terms of this Agreement, the Company’s policies, and all applicable laws and regulations. Advisor will utilize professional skill, diligence and care to ensure that all Advisory Services are scheduled, performed and completed to the Company’s satisfaction. While on travel for the Company, all activities must be exclusive to the Company.

(c)Availability. Advisor will use commercially reasonable efforts to ensure that Parker is available during business time on reasonable notice to provide such assistance or information as the Company may require. Specifically, the Company and Advisor anticipate that Parker will render his Advisory Services for no more than forty (40) hours per any calendar week in the Term, which is expected to decrease over time during the Term. The Company recognizes that the Advisor shall not work exclusively for the Company and agrees that the Advisor may continue his own research and development for businesses unrelated to the Company. However, the Advisor must notify the Company as early as possible when a potential conflict of interest or duplication of assignment is known or perceived.

4.Services Fee.
(a) In consideration for the Advisory Services rendered to the Company, the Company agrees to pay Advisor a total fee of $187,550 (the “Services Fee”), payable in cash, for the Advisory Services rendered during the Term. The Services Fee shall be payable to Z Parker Enterprises, LLC. It is intended that the Services Fee paid hereunder will constitute compensation to Advisor as an independent contractor and not as an individual employed by the Company.

(b)The Services Fee shall be paid in three (3) equal monthly installments during the Term. The Company will pay each monthly installment of the Services Fee to Advisor prior to the end of each month during the Term. For any expenses for which Advisor may seek reimbursement, Advisor shall provide the Company with such reasonable receipts or other documentation of expenses as the Company might request.
(c)The Company will not withhold any amounts as U.S. federal tax or applicable state tax withholdings from wages or as employee contributions under the U.S. Federal Insurance Contributions Act, nor will the Company make any employer contributions thereunder with respect to such payments. Advisor will be solely responsible for the reporting, estimation and payment of all federal, state or local county income taxes, fees and other contributions on or attributable to Advisor’s income attributable to the fees payable hereunder. Advisor agrees that it will maintain unemployment and worker’s compensation insurance as required by law. The Company will provide no employee benefits under this Agreement including, but not limited to health, life, or disability insurance, to Advisor or any of its personnel, if any.
5.Out-of-Pocket Expenses. During the Term, the Company will reimburse Advisor for reasonable out-of-pocket business, travel or entertainment expenses incurred by Advisor in connection with and while providing the Services under this Agreement, provided, that Advisor receives Company’s prior approval prior to incurring any such individual expenses in excess of $1,000. In such event, Advisor will provide documentation in the form of receipts, vouchers, invoices and the like that pertain to and further substantiate and verify any such reimbursable expense, and the receipt thereof by the Company, when requested, will be a condition precedent to payment.
6.Independent Contractor. In performing his duties hereunder, Advisor will act solely as an independent contractor and not as a partner, joint venturer or employee of the Company. Nothing contained in this Agreement will be construed to create any employment relationship between the Company and Advisor or Parker, or be construed as constituting Advisor or any of its employees or agents as an employee of the Company, and neither Advisor nor Parker will make any representations to the contrary to any person. It is understood and agreed that as an independent contractor, Advisor is responsible for, and has control over, the details and means of performing the Advisory Services. Advisor will not represent to third persons that Advisor’s status with respect to the Company is anything other than that of an independent contractor. Advisor will not have any express or implied right or authority to assume or create any obligations on behalf or in the name of the Company or to bind the Company to any contract or undertaking with any other person, nor will Advisor represent that it has such authority. Advisor and its agents will not be entitled to any Company fringe benefits and hereby expressly waive any claim or right that any of them may have against the Company arising out of the operation of any applicable workers’ compensation law.
7.Confidentiality. Advisor and Parker hereby acknowledge and agree that during the Term, Advisor and Parker are bound by the confidentiality restrictions set forth in Section 8 of the Separation Agreement, which restrictions are incorporated herein by reference (with capitalized terms used therein having the meaning attributed to such terms as in such Separation Agreement).
8.Work Product. Advisor and Parker agrees and acknowledge that the Company owns and retains all rights, title, and interest in and to all the Company’s Confidential Information (as defined in the Separation Agreement) and all derivatives thereof and all intellectual property rights therein or thereto. Nothing contained herein shall be construed to grant Advisor or Parker any ownership or other rights in and to the intellectual property of the Company except as expressly stated herein. No license is granted by

Company to the Confidential Information or to any intellectual property right therein except for the limited purpose of enabling the Advisor to perform the Advisory Services pursuant to this Agreement. In consideration of this Engagement and free of any additional obligations of the Company to make additional payment to Advisor, Advisor and Parker agree to promptly disclose and irrevocably assign to the Company any and all deliverables, inventions, improvements, manuscripts, documentation, formulas, processes or other deliverables and all intellectual property rights therein, relating to the present or future business of the Company that are developed, conceived or reduced to practice by Advisor, either alone or jointly with others, (i) during or as a result of performance of this Agreement or any work performed for the Company; (ii) using the Company’s facilities, equipment or proprietary or Confidential Information; or (iii) relating to the business of the Company or the Company’s demonstrably anticipated research or development (all of the foregoing “Intellectual Property”). Advisor and Parker agree that all such Intellectual Property, including without limitation all patents, copyrights, trademarks, and trade secrets, is irrevocably assigned to and shall be and remain the sole and exclusive property of the Company and shall be deemed the product of work for hire and that the Company will be considered the author thereof. If it is determined that any Intellectual Property is not work made for hire, Advisor and Parker hereby irrevocably assigns to Company its entire right, title, and interest in and to such Intellectual Property and all intellectual property rights therein, including patents, copyrights and trade secrets, and other proprietary rights of Advisor or Parker, that they now have or may hereafter acquire. Intellectual Property, for the purposes of this section, shall also include, without limitation, data, reports, correspondence, specifications, technical notes, flow charts, documentation, blueprints, sketches, equipment, software (source and object code) and all copies thereof, and any other work product developed, prepared, or created by or on behalf of Advisor. No rights thereto are reserved by Advisor. The Advisor has made and will make full and prompt disclosure to the Company of all Intellectual Property and, at the Company’s request and expense (but without additional compensation to the Advisor), will at any time and from time to time during and after the Advisor’s affiliation with the Company execute and deliver to the Company such applications, assignments, and other papers and take such other actions (including, but not limited to, testifying in any legal proceedings) as the Company, in its sole discretion, considers necessary to vest, perfect, defend, or maintain the Company’s rights in and to such Intellectual Property.
9.Representations and Warranties. Advisor hereby represents and warrants to the Company, in good faith, as follows that it:
(a)owns or has the right to provide any confidential information in connection with providing services hereunder and the use of any Intellectual Property, or any part thereof, furnished under this Agreement, to the best of its knowledge, will not infringe any patent, copyright, trade secret, trademark, or other proprietary right of a third party;
(b)is not currently bound by any other agreement, restriction, or obligation, and will not assume any such obligation or restriction, which does or would in any way interfere or be inconsistent with the Advisory Services to be furnished hereunder;
(c)will provide the Advisory Services in accordance with all applicable laws and regulations and with care, skill, and diligence, in accordance with the applicable professional standards currently recognized by such profession; and
(d)has full right, power, and authority to enter into this Agreement, to perform its obligations and duties under this Agreement, and that his execution, delivery, and performance of this Agreement does not and will not conflict with, violate, or result in a breach of any other agreement, judgment, order, stipulation, or decree by which it is bound.

10.Covenants. Advisor shall coordinate its activities with the Company and report to the Chairman of the Board and Chief Executive Officer. During the term hereof, neither Advisor nor any affiliate, partner, employee, agent, or representative of Advisor, shall render the same or similar services to any business, entity or person engaged in any business which is the same as or similar to or competitive with, the businesses of the Company or its subsidiaries. If during the Term, Advisor becomes aware that he has a potential conflict of interest with the Company, Advisor will so advise the Company immediately.
11.Termination.
(a)This Agreement is subject to termination by mutual agreement at any time. In addition, in the event that the Advisor breaches any of its obligations under this Agreement, this Agreement and the Engagement may be terminated by the Company immediately upon written notice if such breach is incapable of being cured, or if capable of cure, such breach has not been cured within thirty (30) days following the Company’s giving of notice of such breach to Advisor.
(b)This Agreement may only be renewed or extended upon the written consent of both parties to this Agreement. Sections 6, 7, 8, 10, 11 and 12 and any other provision of this Agreement that expressly contemplates ongoing obligations or rights of a party shall survive the expiration or termination of this Agreement under all circumstances. Upon the expiration or termination of this Agreement: (A) Advisor shall (x) fully cooperate with the Company in all matters relating to the winding up of the Advisor’s services and the orderly transfer of such matters to any person designated by the Company and (y) deliver to Company any deliverables created up to the date of termination and Company shall have all right, title and interest thereto; and (B) the Company shall pay to Advisor any amounts accrued prior to such termination or expiration which have not been paid. In addition, upon the expiration or termination of this Agreement or at any other time, upon request of the Company, the Advisor shall (i) promptly deliver to the Company all Confidential Information and any correspondence, memoranda, notes, records, plans, product and other designs and compositions, studies, price lists, customer lists and information, customer contracts, financial statements, catalogs, programs, disks, tapes, other papers, as well as any medium on or by which information is stored, received, or made by the Advisor in connection with the Advisor’s affiliation with the Company, in the Advisor’s possession or control, regardless of whether or not such information is Confidential Information and (ii) shall delete or erase (and certify to such action) all copies of Confidential Information stored on any electronic media in Advisor's possession or control.
(c)Notwithstanding anything else set forth herein, if this Agreement has been executed by the parties before or during the Revocation Period of the Separation Agreement and Parker subsequently, but during the Revocation Period, notifies the Company that he has revoked his execution of the Separation Agreement, then this Agreement shall be automatically terminated without further action by either party and shall be null and void in all respects.
12.Miscellaneous.
(a)Successors and Assignment. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the obligations of Advisor are personal in nature and, therefore, Advisor will not assign any of his rights or delegate or subcontract the performance of any of his duties under this Agreement without the prior written consent of the Company; any such assignment or subcontract without obtaining prior written consent will be void.

(b)Prior Agreements; Modifications; and Waivers. The terms and provisions of this Agreement, along with the nondisclosure or confidentiality obligations entered into by Parker in his capacity as an employee of the Company prior to the Effective Date, are intended to supersede any conflicting terms or conditions in any other agreement between the parties hereto relating to the subject matter hereof. This Agreement contains the entire agreement between the parties hereto regarding the Advisory Services, and may not be modified except by written instrument duly executed by both parties. The failure of a party hereto to exercise any right or remedy will not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision hereof (regardless of whether similar), nor will any such waiver constitute a continuing waiver unless otherwise expressly provided. No waiver shall be binding unless in writing and signed by the party making the waiver. A waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Either party may waive or modify the performance of any act which is intended solely for their benefit if the party for whom such act is intended to benefit consents to such waiver or modification in writing.
(c)Severability. If any provision of this Agreement will, for any reason, be held to violate any applicable law, and so much of said Agreement is held to be unenforceable, then the invalidity of such a specific provision herein will not be held to invalidate any other provisions herein, which other provisions will remain in full force and effect unless removal of said invalid provision destroys the legitimate purposes of this Agreement, in which event this Agreement will be canceled.
(d)Specific Performance. Advisor acknowledges and agrees that any breach of this Agreement will result in irreparable injury to the Company, that monetary damages will be an inadequate remedy of such breach, and that, accordingly, in addition to any other remedy that the Company may have, the Company shall be entitled to enforce the specific performance of this Agreement and to seek both permanent and temporary injunctive relief in the event of any breach of this Agreement or threat thereof. Advisor expressly waives the defense that a remedy in damages will be adequate and any requirement in an action for specific performance or injunction for the posting of a bond by the Company.
(e)Governing Law. This Agreement will be construed, enforced and governed by the laws of the State of Maryland without regard to its conflicts of law provisions.
(f)Waiver of Jury Trial. THE PARTIES IRREVOCABLY WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT.
(g)Advice of Counsel and Construction. The parties acknowledge that all parties to this Agreement have had the opportunity to be represented by its own independent counsel. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by all parties. Each party hereto represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.
(h)Notices. All notices under this Agreement will be sent and deemed duly given when posted in the United States first-class mail, postage prepaid, overnight courier or personal delivery, to the addresses set forth below such party’s signature on the signature page of this Agreement. Notices may also be given by electronic mail to the email addresses set forth below such party’s signature on the signature page of this Agreement. Notices delivered via electronic mail shall be deemed given on the next business day following delivery (sent) by electronic mail. These addresses may be changed from time to time by written notice to the appropriate party.

(i)Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signature on each such counterpart were on the same instrument. Further, this Agreement may be executed by transfer of an originally signed document by facsimile or e-mail in PDF format, each of which will be as fully binding as an original document.
(Signatures on following page.)

IN WITNESS WHEREOF, the parties hereto have each executed this Advisory Services Agreement as of the date first above written.
COMPANY:

                        DLH HOLDINGS CORP.

By: /s/ Kathryn M JohnBull
Name: Kathryn M JohnBull
Title: Chief Executive Officer

Address:
c/o DLH Holdings Corp.
3565 Piedmont Road, Suite 3-700
Atlanta, Georgia
Attn: Chief Executive Officer

ADVISOR:
                        Z PARKER ENTERPRISES LLC

/s/ Zachary C. Parker
By: Zachary C. Parker
Title: Manager

ZACHARY C. PARKER (INDIVIDUALLY):

/s/ Zachary C. Parker
Zachary C. Parker

{Signature Page to Advisory Services Agreement}